Exhibit 10.8
Execution Version
AMENDED AND RESTATED
CRUDE PIPELINES AND TANKAGE AGREEMENT
This Amended and Restated Crude Pipelines and Tankage Agreement (this “Agreement”) is being entered into on December 1, 2009, to be effective as of January 1, 2009, by and among Navajo Refining Company, L.L.C., a Delaware limited liability company (“Navajo Refining”), Holly Refining & Marketing Company — Woods Cross, a Delaware corporation (“Holly Refining — Woods Cross”), and Holly Refining & Marketing Company, a Delaware corporation (“Holly Refining”, together with Navajo Refining and Holly-Refining — Woods Cross, the “Holly Entities”), Holly Energy Partners-Operating, L.P., a Delaware limited partnership (the “Operating Partnership”), HEP Pipeline, LLC, a Delaware limited liability company (“HEP Pipeline”) and HEP Woods Cross, L.L.C., a Delaware limited liability company (“HEP Woods Cross”, together with the Operating Partnership and HEP Pipeline, the “Partnership Entities”), and amends and restates in its entirety the Pipelines and Tankage Agreement dated February 29, 2008 (as amended, the “Original Pipelines Agreement”), among Holly Corporation, a Delaware corporation (“Holly”), Navajo Pipeline Co., L.P., a Delaware limited partnership (“Navajo Pipeline”), Navajo Refining, Woods Cross Refining Company, L.L.C., a Delaware limited liability company (“Woods Cross Refining”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), the Operating Partnership, HEP Pipeline and HEP Woods Cross. Each of the Holly Entities and the Partnership Entities are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of February 25, 2008 (the “Purchase Agreement”) by and among Holly, Navajo Refining, Navajo Pipeline and Woods Cross Refining (collectively, the “Seller Parties”) and the Partnership, the Operating Partnership, HEP Pipeline and HEP Woods Cross (collectively, the “Buyer Parties”), the Seller Parties transferred and conveyed to the Buyer Parties, and the Buyer Parties acquired, certain assets, including certain of the Drop-Down Assets;
     WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement the Seller Parties and the Buyer Parties entered into the Original Pipelines Agreement pursuant to which the Seller Parties continued to transport Crude Oil and Refined Product in the Drop-Down Assets and the Partnership provides transportation services to the Seller Parties;
     WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of December 1, 2009 by and among Holly, Navajo Pipeline, and HEP Pipeline, Navajo Pipeline transferred and conveyed to HEP Pipeline the Beeson Pipeline (as defined below);
     WHEREAS, as of the date hereof, the Holly Entities and the Partnership Entities desire to amend and restate the Original Pipelines Agreement to, among other things, address lease connection expenses and provide for a volume incentive tariff.

     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
     Section 1. Definitions
     Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
     “Additives” has the meaning set forth in Section 2(g).
     “Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Holly Entities, on the one hand, and the Partnership Entities, on the other hand, shall not be considered affiliates of each other.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between any of the Partnership Entities, on the one hand, and any of the Holly Entities, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “Artesia Crude Oil Pipeline Tankage” means the following crude oil tankage associated with the Artesia Delivery System: (i) Abo Station Tank 1007; (ii) Artesia Station Tank 970; (iii) Barnsdall Station Tank 1028; (iv) Beeson Station Tanks 972 and 973; (v) Maljamar Park Station Tanks 46, 47 and 48; and (vi) Henshaw Station Tanks 1048 and 1049.
     “Artesia Delivery System” means (a) the following crude oil pipelines: (i) the Beeson to North Artesia pipeline (6-inch) — 11 miles; (ii) the Barnsdall to North Artesia pipeline (4/6-inch)

— 7 miles; (iii) the Barnsdall jumper pipeline to Lovington pipeline (8-inch) — 2 miles; (iv) the Artesia Station to North Artesia pipeline (4-inch) — 4 miles; (v) the North Artesia to Evans Junction pipeline (8-inch) — 6 miles; (vi) the Abo to Evans Junction pipeline (6-inch) — 1.2 miles; and (vii) the Artesia to Bad Luck pipeline (12-inch) — 13 miles and (b) the Artesia Crude Oil receiving, metering and handling facilities.
     “Artesia Refinery” means the refining facilities owned by Navajo Refining in Artesia.
     “bpd” means barrels per day.
     “bpq” means barrels per quarter.
     “Beeson Pipeline” means the 37-mile Crude Oil pipeline from Beeson station to Lovington, New Mexico (8-inch).
     “Buyer Parties” has the meaning set forth in the recitals to this Agreement.
     “Capital Calculation Notice” has the meaning set forth in Section 2(p)(ii).
     “Capital Fee” has the meaning set forth in Section 2(p)(i).
     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” has the meaning set forth in Section 12(e).
     “Contract Quarter” means a three-month period that commences on July 1, October 1, January 1, or April 1, and ends on September 30, December 31, March 31 or June 30, respectively, except that the initial Contract Quarter commenced on March 1, 2008.
     “Contract Year” means a year that commences on July 1 and ends on the last day of June, except that the initial Contract Year commenced on March 1, 2008.
     “Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Crude Oil” means the direct liquid product of oil wells, oil processing plants, the indirect liquid petroleum products of oil or gas wells, oil sands or a mixture of such products, but does not include natural gas liquids or Refined Products.
     “Crude Oil Gathering Lease Connection Pipelines” means the following pipelines: (i) Barnsdall Station lease connection pipelines; (ii) Maljamar Park lease connection pipelines; (iii) Beeson Station lease connection pipelines; (iv) Burton Flats lease connection pipelines; (v)

Abo Station lease connection pipelines; (vi) Artesia Station lease connection pipelines; (vii) Eagle lease connection pipelines; (viii) North Monument lease connection pipelines; (ix) South Monument lease connection pipelines; (x) Monument Sweet lease connection pipelines; (xi) Russell Station lease connection pipelines; (xii) Riley Station lease connection pipelines; (xiii) Wood Station (Seminole Gathering) lease connection pipelines; (xiv) Baumgart Station lease connection pipelines; and (xv) Chevron Lacts at Lovington Station 126 lease connection pipelines.
     “Crude Oil Gathering Pipelines” means the following pipelines: (i) Abo Station to BP Sweet System (4 inch) — 1.2 miles; (ii) Artesia Station to Abo Trunk Line (6 inch) — 6.5 miles; (iii) Maljamar Park to Beeson Station (4 inch) — approximately 14 miles; (iv) Wood Station to Russell Station (6 inch) — 13.5 miles; (v) Riley Station to Russell Station (6 inch) — 5 miles; (vi) Baumgart Station to Riley Station (6 inch) — 7 miles; and (vii) the Crude Oil Gathering Lease Connection Pipelines.
     “Crude Oil Trunk Pipelines” means the Artesia Delivery System, the Lovington Delivery System, and the Beeson Pipeline.
     “Damaged Party” has the meaning set forth in Section 11(b).
     “Deficiency Notice” has the meaning set forth in Section 9(a).
     “Deficiency Payment” has the meaning set forth in Section 9(a).
     “DRA” has the meaning set forth in Section 2(g).
     “Drop-Down Assets” means, collectively, the Pipeline Assets and Tankage Assets.
     “Effective Time” means 12:01 a.m., Dallas, Texas time, on March 1, 2008.
     “Force Majeure” means acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, wars, blockades, insurrections, civil disturbances, riots; storms, floods, washouts; arrests, the emergency, disaster or crisis order of any Governmental Authority having jurisdiction while the same is in force and effect; explosions, breakage, accident to machinery, storage tanks or lines of pipe; inability to obtain or unavoidable delay in obtaining material or equipment; and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.
     “Force Majeure Notice” has the meaning set forth in Section 3.
     “Gathering Pipeline Minimum Capacity” has the meaning set forth in Section 2(a)(iii).

     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “HEP Pipeline” has the meaning set forth in the preamble to this Agreement.
     “HEP Woods Cross” has the meaning set forth in the preamble to this Agreement.
     “Holly” has the meaning set forth in the preamble to this Agreement.
     “Holly Entities” has the meaning set forth in the preamble to this Agreement.
     “Holly Refining” has the meaning set forth in the preamble to this Agreement.
     “Holly Refining — Woods Cross” has the meaning set forth in the preamble to this Agreement.
     “Incremental Capital” has the meaning set forth in Section 2(p)(i).
     “Initial Tank Inspection Period” has the meaning set forth in Section 2(h).
     “Initial Tank Inspections” has the meaning set forth in Section 2(h).
     “Lovington Crude Oil Pipeline Tankage” means the following crude oil tankage associated with the Lovington Delivery System: (i) Crouch Station Tank 1038; (ii) Monument Junction Tank; (iii) Hobbs Station Tanks 5201 and 5202; (iv) Russell Station Tanks 5101, 5102 and 5103; (v) Wood Station Tanks 5301 and 5302; (vi) Riley Station Tanks 5001 and 5003; and (vii) Baumgart Station Tank 5002.
     “Lovington Delivery System” means the following crude oil pipelines: (i) the Russell to Lovington pipeline (12-inch) — 23 miles; (ii) the Hobbs to Lovington pipeline (8-inch) — 20 miles; (iii) the Crouch to Lovington pipeline (6/8-inch) — 11 miles; (iv) the Russell to Hobbs pipeline (6-inch) — 20 miles; and (v) the Gaines to Hobbs pipeline (6-inch) — 6 miles.
     “Lovington Refinery” means the refining facilities owned by Navajo Refining near Lovington, New Mexico.
     “Minimum Gathering Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Minimum Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Minimum Roswell Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Minimum Trunk Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).

     “Minimum Woods Cross Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Navajo Pipeline” has the meaning set forth in the preamble to this Agreement.
     “Navajo Refining” has the meaning set forth in the preamble to this Agreement.
     “Omnibus Agreement” means the Third Amended and Restated Omnibus Agreement, dated as of December 1, 2009, by and among Holly, the Partnership and certain of their respective subsidiaries.
     “Operating Partnership” has the meaning set forth in the preamble to this Agreement.
     “Original Pipelines Agreement” has the meaning set forth in the preamble to this Agreement.
     “Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
     “Partnership” has the meaning set forth in the preamble to this Agreement.
     “Partnership Entities” has the meaning set forth in the preamble to this Agreement.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Pipeline Assets” means, collectively: (i) the Crude Oil Trunk Pipelines; (ii) the Crude Oil Gathering Pipelines; (iii) the Woods Cross Pipelines; and (iv) the Roswell Products Pipeline.
     “PPI” has the meaning set forth in Section 2(a)(ii).
     “Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
     “Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
     “Refined Product” means jet fuel, gasoline, kerosene and diesel fuel.
     “Refineries” means, collectively, the Artesia Refinery, the Lovington Refinery and the Woods Cross Refinery.
     “Refinery Tankage” means, collectively: (i) the crude oil tanks 1201A and 1201B at the Lovington Refinery; (ii) the crude oil tanks 103, 121 and 126 at the Woods Cross Refinery; and (iii) Replacement Tank 439 and Relocated Tank 437 at the Artesia Refinery.
     “Refund” has the meaning set forth in Section 9(c).

     “Relocated Tank 437” means the crude oil tank 437 at such time as Holly completes relocation of the tank within the Artesia Refinery.
     “Replacement Tank 439” means the crude oil tank which will replace the current crude oil tank 439 at the Artesia Refinery, upon such time as Holly completes construction of the replacement tank.
     “Respondent” has the meaning set forth in Section 12(e).
     “Responsible Party” has the meaning set forth in Section 11(b).
     “Roswell Pipeline Minimum Capacity” has the meaning set forth in Section 2(a)(iii).
     “Roswell Products Pipeline” means the Artesia to Roswell (4-inch) — 36 mile pipeline that is currently dedicated to the transport of jet fuel.
     “Roswell Terminal” means the terminal leased by HEP Pipeline, L.L.C. from the City of Roswell, and located in the Roswell International Air Center in Roswell, New Mexico and Tanks 1216, 1218 and 1219.
     “Roswell Terminal Payment” has the meaning set forth in Section 2(d).
     “Seller Parties” has the meaning set forth in the recitals to this Agreement.
     “Tankage Assets” means, collectively, (i) the Refinery Tankage; (ii) the Artesia Crude Oil Pipeline Tankage; and (iii) the Lovington Crude Oil Pipeline Tankage.
     “Tankage Revenue Commitment” has the meaning set forth in Section 2(c).
     “Term” has the meaning set forth in Section 6.
     “Trunk Pipeline Minimum Capacity” has the meaning set forth in Section 2(a)(iii).
     “Volume Incentive Tariff” has the meaning set forth in Section 2(b)(iii).
     “Woods Cross Crude Oil Pipeline” means the 4 mile pipeline from Chevron to the Woods Cross Refinery (12 inch).
     “Woods Cross Minimum Capacity” has the meaning set forth in Section 2(a)(iii).
     “Woods Cross Pipelines” means, collectively: (i) the Woods Cross Crude Oil Pipeline; (ii) the Woods Cross Product Pipeline (Woods Cross-Chevron); and (iii) the Woods Cross Product Pipeline (Woods Cross-Pioneer).
     “Woods Cross Product Pipeline (Woods Cross-Chevron)” means the 4 mile pipeline from Woods Cross Refinery to Chevron (8 inch).
     “Woods Cross Product Pipeline (Woods Cross-Pioneer)” means the 2 mile pipeline from Woods Cross Refinery to Pioneer Pipeline (10 inch).

     “Woods Cross Refinery” means the refining facilities located in Woods Cross, Utah, and operated by Woods Cross Refining.
     “Woods Cross Refining” has the meaning set forth in the preamble to this Agreement.
     Section 2. Agreement to Use Services Relating to Pipelines and Tankage.
     This Agreement sets forth a commercial arrangement consistent with historical operational practices between the Holly Entities and the Partnership Entities as well as the objectives of the Parties. The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to the Partnership Entities to be paid by the Holly Entities and requires the Partnership Entities to provide certain transportation and storage services to the Holly Entities. The principal objective of the Partnership Entities is for the Holly Entities to meet or exceed their obligations with respect to the Minimum Pipeline Revenue Commitment, and to meet their obligations with respect to the Tankage Revenue Commitment and the Roswell Terminal Payment. The principal objective of the Holly Entities is for the Partnership Entities to provide services to the Holly Entities in a manner that enables the Holly Entities to operate their assets in a manner as favorably as their historical practice when the Holly Entities were the owners of the Drop-Down Assets.
     (a) Minimum Pipeline Revenue Commitment. During the Term and subject to the terms and conditions of this Agreement, the Holly Entities agree as follows:
     (i) Subject to Section 3, the Holly Entities will ship (1) on the Crude Oil Trunk Pipelines an amount of Crude Oil in the aggregate having a quantity and consistency that will produce revenue to the Partnership Entities in an amount at least equal to $13,552,450 per Contract Year as such amount may be revised pursuant to Section 2(a)(ii) and Schedule I attached hereto (the “Minimum Trunk Pipeline Revenue Commitment”); (2) on the Crude Oil Gathering Pipelines and store at the Artesia Crude Oil Pipeline Tankage and the Lovington Crude Oil Pipeline Tankage, an amount of Crude Oil in the aggregate that will produce revenue to the Partnership Entities in an amount at least equal to $9,125,000 per Contract Year as such amount may be revised pursuant to Section 2(a)(ii) and Schedule I attached hereto (the “Minimum Gathering Pipeline Revenue Commitment”); (3) on the Woods Cross Pipelines an amount of Crude Oil and Refined Product that will, in the aggregate, produce revenue to the Partnership Entities in an amount at least equal to $730,000 per Contract Year as such amount may be revised pursuant to Section 2(a)(ii) and Schedule I attached hereto (the “Minimum Woods Cross Pipeline Revenue Commitment”); and (4) on the Roswell Products Pipeline an amount of Refined Product in the aggregate that will produce revenue to the Partnership Entities in an amount at least equal to $35,000 per Contract Quarter as such amount may be revised pursuant to Section 2(a)(ii) and Schedule I attached hereto (the “Minimum Roswell Pipeline Revenue Commitment”, together with the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment and the Minimum Woods Cross Pipeline Revenue Commitment, collectively, the “Minimum Pipeline Revenue Commitment”). Notwithstanding the foregoing, in the event that the Effective Time is any date other than the first day of a Contract Year or Contract Quarter, then the Minimum Trunk Pipeline Revenue Commitment, Minimum Gathering Pipeline Revenue

Commitment and Minimum Woods Cross Pipeline Revenue Commitment for the initial Contract Year shall each be prorated based upon the number of days actually in such contract year and the initial Contract Year, and the Minimum Roswell Pipeline Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such calendar quarter and the initial Contract Quarter.
     (ii) The Minimum Pipeline Revenue Commitment shall be adjusted on July 1 of each Contract Year commencing on July 1, 2008, by an amount equal to the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUSOP3000 as of December 31, 2007 — located at http://www.bls.gov/data/. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2006 change is: [PPI (2005) — PPI (2004)] / PPI (2004) or (155.7 — 148.5) / 148.5 or .0485 or 4.85%. If the PPI index change is negative in a given year then there will be no change in the Minimum Pipeline Revenue Commitment. If the above index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Pipeline Revenue Commitment. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 12(e), and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Pipeline Revenue Commitment. To evidence the Parties’ agreement to each adjusted Minimum Pipeline Revenue Commitment, the Parties shall execute an amended, modified, revised or updated Schedule I and attach it to this Agreement. Such amended, modified, revised or updated Schedule I shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule I in its entirety, except as specified therein.
     (iii) If the Holly Entities are unable for a period in excess of thirty (30) consecutive days to transport on the Crude Oil Trunk Pipelines, the Crude Oil Gathering Pipelines, the Woods Cross Pipelines or the Roswell Product Pipeline the respective volumes of Crude Oil and Refined Product required to meet the Minimum Pipeline Revenue Commitment as a result of the Partnership Entities’ operational difficulties, prorationing, or (1) with respect to the Crude Oil Trunk Pipelines, the inability to provide 79,000 bpd capacity (the “Trunk Pipeline Minimum Capacity”); (2) with respect to the Crude Oil Gathering Pipelines (including storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage, but excluding storage in the Refinery Tankage), the inability to provide: (A) from the Effective Time until the fifth anniversary of the Effective Time: 50,000 bpd; (B) from the fifth anniversary of the Effective Time until the tenth anniversary of the Effective Time: 47,500 bpd; and (C) from the tenth anniversary of the Effective Time until the expiration of the Term: 45,000 bpd (collectively, the “Gathering Pipeline Minimum Capacity”); (3) with respect to the Woods Cross Pipelines, the inability to provide 8,000 bpd capacity (the “Woods Cross Minimum Capacity”); or (4) with respect to the Roswell Products Pipeline, the inability to provide a proportionate amount of 36,000 bpq capacity during such 30 day consecutive period (the “Roswell Pipeline Minimum Capacity”), then upon written notice by the Holly Entities to the Partnership Entities (which notice shall be given reasonably promptly after the expiration of such 30 day consecutive period), the Minimum Pipeline Revenue Commitment, as affected, will be reduced for such period of time by an amount equal to: (A) the volume of Crude Oil or Refined Product that the Holly Entities were unable to transport on the Crude Oil Trunk Pipelines, the Crude Oil Gathering Pipelines, the Woods Cross Pipelines or the Roswell Product Pipeline, as applicable, as a result of the Partnership Entities’ operational difficulties, prorationing or inability to provide the Trunk Pipeline Minimum Capacity, the Gathering Pipeline Minimum Capacity, the Woods Cross Minimum Capacity or the Roswell Pipeline Minimum Capacity, as applicable, multiplied by (B) the applicable tariffs. This Section 2(a)(iii) shall not apply in the event the Partnership Entities give notice of a Force Majeure event in accordance with Section 3, in which case the Holly Entities’ Minimum Pipeline Revenue Commitment shall be suspended in accordance with and as provided in Section 3.
     (b) Tariffs and Tankage Fees.
     (i) The tariff rates applicable to (A) service on the Crude Oil Trunk Pipelines shall be as set forth in Exhibit A attached hereto and made a part hereof for all purposes, as such exhibit may be amended from time-to-time in accordance with this Agreement; (B) service on the Crude Oil Gathering Pipelines shall be as set forth in Exhibit B attached hereto and made a part hereof for all purposes, as such exhibit may be amended from time-to-time in accordance with this Agreement; (C) service on the Woods Cross Pipelines shall be as set forth in Exhibit C attached hereto and made a part hereof for all purposes, as such exhibit may be amended from time-to-time in accordance with this Agreement; and (D) service on Roswell Product Pipeline shall be as set forth in Exhibit D attached hereto and made a part hereof for all purposes, as such exhibit may be amended from time-to-time in accordance with this Agreement. The Holly Entities shall pay to the Partnership Entities the applicable tariff rate set forth in Exhibit A, B, C or D (as such exhibit may be amended from time to time in accordance with this Agreement) for making shipments of Crude Oil and/or Refined Product on the Pipeline Assets pursuant to this Agreement. The rules and regulations governing service on the Pipeline Assets shall be as set forth in the applicable rules and regulations tariffs with respect to such service. The tariff rates shall be adjusted on the first day of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage change, if any, between the two (2) immediately preceding calendar years, in the FERC Oil Pipeline Index. If that index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation or deflation, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the tariff rates. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 12(e), and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the tariff rates. The Partnership Entities shall have the right to change the tariff rates applicable to the Crude Oil Trunk Pipelines, the Crude Oil Gathering Pipelines, the Woods Cross Pipelines and the Roswell Product Pipeline in the

event that the Partnership Entities incur increased expenses (or lower revenues) or capital costs, as a direct result of a change in the quality and/or consistency of the Crude Oil or Refined Product, as applicable, and to the extent thereof. To evidence the Parties’ agreement to each adjusted tariff rate, the Parties shall execute an amended, modified, revised or updated Exhibit A, Exhibit B, Exhibit C and Exhibit D, as applicable, and attach it to this Agreement. Such amended, modified, revised or updated Exhibit A, Exhibit B, Exhibit C and Exhibit D, as applicable, shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit to this Agreement and shall replace the prior version of such Exhibit A, Exhibit B, Exhibit C and Exhibit D, as applicable, in its entirety, except as specified therein.
     (ii) In the event that Crude Oil throughput at the Artesia Refinery and/or the Lovington Refinery exceeds 110,000 bpd or if Crude Oil viscosity exceeds 50 SSU on greater than 10,000 bpd of such Crude Oil throughput at the Artesia Refinery and/or the Lovington Refinery, and the Partnership Entities incur increased expenses (or lower revenues) or capital costs, as a direct result thereof, the Parties will renegotiate the tariff rates in good faith in order to compensate the Partnership Entities on account of such incremental expenses (or lower revenues) or capital costs, which capital costs shall also include a reasonable rate of return. If the Holly Entities and the Partnership Entities are unable to agree upon renegotiated tariff rates, the renegotiated tariff rates will be determined by binding arbitration in accordance with Section 12(e) of this Agreement.
     (iii) The Holly Entities shall receive a volume incentive tariff of (a) $0.3258 per barrel as of January 1, 2009 to June 30, 2009 and (b) $0.3658 per barrel as of July 1, 2009 to June 30, 2010, as such incentive may be revised pursuant to this Section 2(b)(iii) and Schedule II attached hereto (the “Volume Incentive Tariff”) under the then current applicable tariff on volumes greater than the applicable minimum volumes necessary to meet the portion of the Minimum Gathering Pipeline Revenue Commitment to be shipped during a Contract Quarter, which shall be determined and applied on a quarterly basis for purposes of this Section 2(b)(iii). The Volume Incentive Tariff shall be adjusted on the first day of each Contract Year commencing on July 1, 2010, by an amount equal to the percentage change, if any, between the two (2) immediately preceding calendar years, in the FERC Oil Pipeline Index. If that index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation or deflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the tariff rates. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 12(e), and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases in the Volume Incentive Tariff. To evidence the Parties’ agreement to each adjusted Volume Incentive Tariff, the Parties shall execute an amended, modified, revised or updated Schedule II and attach it to this Agreement. Such amended, modified, revised or updated Schedule II shall be sequentially numbered (e.g. Schedule II-1, Schedule II-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of such Schedule II in its entirety, except as specified therein.

     (c) Tankage Revenue Commitment. During the Term the Holly Entities shall pay the Partnership Entities throughput fees associated with the Refinery Tankage in the amount of $184,000 per month as such amount may be revised pursuant to this Section 2(c) and Schedule III attached hereto (the “Tankage Revenue Commitment”) in exchange for the Partnership Entities providing to the Holly Entities 613,333 barrels per month of crude oil storage capacity at the Refinery Tankage. The amount of the Tankage Revenue Commitment shall be adjusted upward on the first day of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage change, if any, between the two (2) immediately preceding calendar years, in the FERC Oil Pipeline Index. If the percentage change in the FERC Oil Pipeline Index is negative in a given year then there will be no change in the Tankage Revenue Commitment. If that index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the Tankage Revenue Commitment. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 12(e), and the same method of adjustment for increases in the new index shall be used to calculate increases in the Tankage Revenue Commitment. To evidence the Parties’ agreement to each adjusted Tankage Revenue Commitment, the Parties shall execute an amended, modified, revised or updated Schedule III and attach it to this Agreement. Such amended, modified, revised or updated Schedule III shall be sequentially numbered (e.g. Schedule III-1, Schedule III-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of such Schedule III in its entirety, except as specified therein.
     (d) Roswell Terminal Operating Expenses and Payment. During the Term and subject to the terms and conditions of this Agreement, the Holly Entities shall (i) reimburse all operating expenses incurred by the Partnership Entities in their operation of the Roswell Terminal in an economic and prudent manner, in accordance with the normal and customary practices in the industry and Applicable Laws, and consistent with the historical operation of the Roswell Terminal by the Holly Entities, and (ii) make annual payment to the Partnership Entities in the amount of $100,000 as such amount may be revised pursuant to this Section 2(d) and Schedule IV attached hereto (such annual payment, the “Roswell Terminal Payment”) which shall be adjusted upward on the first day of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage increase, if any, rounded to four decimal places of the PPI calculated in accordance with the method set forth in Section 2(a)(ii). If the PPI index change is negative in a given year then there will be no change in the Roswell Terminal Payment. If that index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the Roswell Terminal Payment. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 12(e), and the same method of adjustment for increases in the new index shall be used to calculate increases in the Roswell Terminal Payment. To evidence the Parties’ agreement to each adjusted Roswell Terminal Payment, the Parties shall execute an amended, modified, revised or updated Schedule IV and attach it to this Agreement. Such amended, modified, revised or updated Schedule IV shall be sequentially numbered (e.g. Schedule IV-1, Schedule IV-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of such Schedule IV in its entirety, except as specified therein. The Partnership Entities shall exercise the same level of care in the operation of the Roswell Terminal as they exercise in the operation of their own terminals and pipeline assets.
     (e) Volumetric Gains and Losses. The Holly Entities shall, during the Term, (i) absorb all volumetric gains in the Crude Oil Trunk Pipelines and Crude Oil Gathering Pipelines, and (ii) be responsible for all volumetric losses in the Crude Oil Trunk Pipelines and the Crude Oil Gathering Pipelines up to a maximum of 0.5%. The Partnership Entities shall be responsible for all volumetric losses in excess of 0.5% in the Crude Oil Trunk Pipelines and Crude Oil Gathering Pipelines during the Term.
     (f) Obligations of the Partnership Entities. During the Term and subject to the terms and conditions of this Agreement, including Section 12(b), the Partnership Entities agree to own or lease, operate and maintain the assets necessary to accept the deliveries from the Holly Entities and to provide the services required under this Agreement. Notwithstanding the preceding sentence, subject to Section 12(b) of this Agreement and Article V of the Omnibus Agreement, the Partnership Entities are free to sell any of their assets, including assets that provide services under this Agreement, and the Partnership or any of the Partnership Entities are free to merge with another entity (whether or not the Partnership or any of the Partnership Entities is the surviving entity in such merger) and are free to sell all of their assets or all of their equity to another entity at any time. The Partnership Entities shall, upon six (6) months’ prior written notice to the Holly Entities, except in the event of an emergency or in order to comply with Applicable Law, have the right to discontinue operation with respect to any of the Crude Oil Gathering Pipelines in the event that such operation becomes (i) mechanically unreliable or (ii) uneconomical due to a decline in volume. At the request of the Holly Entities, and subject in each case to any applicable common carrier proration duties, the Partnership Entities agree to use commercially reasonable efforts to transport by pipeline for the Holly Entities each month during the Term: (i) 79,000 bpd of Crude Oil on the Crude Oil Trunk Pipelines; (ii) (A) from the Effective Time until the fifth anniversary of the Effective Time: 50,000 bpd of Crude Oil on the Crude Oil Gathering Pipelines; (B) from the fifth anniversary of the Effective Time until the tenth anniversary of the Effective Time: 47,500 bpd of Crude Oil on the Crude Oil Gathering Pipelines; and (C) from the tenth anniversary of the Effective Time until the expiration of the Term: 45,000 bpd of Crude Oil on the Crude Oil Gathering Pipelines (in each case, including storage in the Artesia Crude Oil Pipeline Tankage or Lovington Crude Oil Refinery Tankage, but not in the Refinery Tankage); (iii) 8,000 bpd of Crude Oil and Refined Product, collectively, on the Woods Cross Pipelines; and (iv) 36,000 bpq of Refined Product on the Roswell Products Pipeline. To the extent that the Holly Entities are entitled to an exception under Section 3 to their obligations under Section 2(a), the corresponding obligations of the Partnership Entities under this Section 2(f) will be proportionately reduced.
     (g) Drag Reducing Agents and Additives. If the Partnership Entities determine that adding drag reducing agents (“DRA”) and additives to the Crude Oil and Refined Products is reasonably required to move Crude Oil and Refined Product in the quantities necessary to meet the Holly Entities’ schedule or as may be otherwise be required to safely move such quantities of Crude Oil and Refined Product, the Partnership Entities shall provide the Holly Entities with an analysis of the proposed cost and benefits thereof. In the event that the Holly Entities agree to use such additives as proposed by the Partnership Entities, the Holly Entities shall reimburse the Partnership Entities for the costs of adding any additive, including DRA and/or other additives to the Crude Oil and Refined Product. All fuel additives, anti-icers and DRA (collectively, “Additives”) added to the Crude Oil and Refined Product pursuant to this Section 2(g) will be provided by the Holly Entities at no cost to the Partnership Entities or, if the Partnership Entities provide Additives, then the Holly Entities agree to reimburse the Partnership Entities for the costs of the Additives.
     (h) Reimbursement for Initial Tank Inspections. The Holly Entities will, during the period that commences on the Effective Time and ends five (5) years thereafter (the “Initial Tank Inspection Period”), reimburse the Partnership Entities for the actual costs incurred by the Partnership Entities in performing the first regularly scheduled API 653 inspection conducted after the Effective Time of the tanks included within the Tankage Assets (the “Initial Tank Inspections”), and any repairs or tests or consequential remediation that may be required to be made to such Tankage Assets as a result of any discovery made during the Initial Tank Inspections; provided, however, that (i) the Holly Entities are not obligated to reimburse the Partnership Entities for any costs associated with or arising from any inspection of Relocated Tank 437 or Replacement Tank 439, and (ii) upon expiration of the Initial Tank Inspection Period, all of the obligations of the Holly Entities pursuant to this Section 2(h) shall terminate, except that the Initial Tank Inspection Period shall be extended if, and only to the extent that (a) inaccessibility of the Tankage Assets during the Initial Tank Inspection Period caused the delay of an Initial Tank Inspection originally scheduled to be performed during the Initial Tank Inspection Period, and (b) the Holly Entities received notice from the Partnership Entities regarding such delay at the time it occurred.
     (i) Taxes. The Holly Entities will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil and Refined Product delivered by the Holly Entities for transportation by the Partnership Entities in the Pipeline Assets including, but not limited to, any New Mexico gross receipts and compensating (use) taxes. The Holly Entities will reimburse the Partnership Entities for the New Mexico gross receipts tax, but not income tax, levied on or with respect to the transportation services provided by the Partnership Entities to the Holly Entities under this Agreement. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(i) the proper Party shall promptly reimburse the other Party therefor.
     (j) Timing of Payments. The Holly Entities will make payments to the Partnership Entities by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered or reimbursable costs or expenses incurred by the Partnership Entities under this Agreement in the prior month. Payments not received by the Partnership Entities on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.
     (k) Marketing of Transportation and Storage Services. The Partnership Entities may market transportation and storage services to third parties on the Crude Oil Trunk Pipelines or the Crude Oil Gathering Pipelines, provided that (i) the Partnership Entities provide the Holly Entities with prior written notice describing the purported transportation and/or storage services to the extent permitted by Applicable Law; and (ii) the Holly Entities remain satisfied that such transportation and storage services marketed by the Partnership Entities has not negatively affected the Holly Entities’ ability to utilize the Drop-Down Assets in any material respect and the quality and quantity of the Crude Oil has not been materially degraded or otherwise impaired.
     (l) Change in Pipeline Direction; Product Service or Origination and Destination. Without the Holly Entities’ prior written consent, which shall not be unreasonably withheld, the Partnership Entities shall not (i) reverse the direction of any of the Pipeline Assets; (ii) change, alter or modify the product service of any of the Pipeline Assets; or (iii) change, alter or modify the origination or destination of any of the Pipeline Assets; provided, however, that the Partnership Entities may take any necessary emergency action to prevent or remedy a release of Crude Oil or Refined Product, as applicable, from any of the Pipeline Assets without obtaining the consent required by this Section 2(l). The Holly Entities shall have the right to reverse the direction of any of the Pipeline Assets if the Holly Entities agree to (i) reimburse the Partnership Entities for the additional costs and expenses incurred by the Partnership Entities as a result of such change in direction (both to reverse and re-reverse); (ii) reimburse the Partnership Entities for all costs arising out of the Partnership Entities’ inability to perform under any transportation service contract due to the reversal of the direction of the Pipeline Assets; and (iii) pay the flow reversal rates as set forth on Exhibit E, as it may be amended from time-to-time in accordance with this Agreement. The tariff rates applicable to any such flow reversal shall be as set forth on Exhibit E and shall be adjusted each year as provided in Section 2(a)(ii).
     (m) Notification of Utilization. Upon request by the Partnership Entities, the Holly Entities will provide to the Partnership Entities written notification of the Holly Entities’ reasonable good faith estimate of their anticipated future utilization of any of the Drop-Down Assets as soon as reasonably practicable after receiving such request.
     (n) Scheduling and Accepting Deliveries. The Partnership Entities will use their reasonable commercial efforts to schedule movement and accept deliveries of Crude Oil and Refined Product in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.
     (o) Increases in Pipeline Tariff Rates and Tankage Fees. If new Applicable Laws are enacted that require the Partnership Entities to make capital expenditures with respect to the Drop-Down Assets, the Partnership Entities may amend the tariff rates in order to recover the Partnership Entities’ cost of complying with these Applicable Laws (including a reasonable return). The Holly Entities and the Partnership Entities shall use their reasonable commercial efforts to comply with these Applicable Laws, and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the amount of the new tariff rates. If the Holly Entities and the Partnership Entities are unable to agree on the amount of the new tariff rates that the Partnership Entities will charge, such tariff rates will be determined by binding arbitration in accordance with Section 12(e). Exhibit A, Exhibit B, Exhibit C, Exhibit D or any other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 2(o).
     (p) Lease Connection Expenses. The Partnership Entities shall construct and add such new lease connection pipelines to the Crude Oil Gathering Pipelines as requested by the

Holly Entities; provided, however, that the obligation of the Partnership Entities to construct and add such new lease connection pipelines shall be limited to $250,000 per calendar year. In the event the Holly Entities request that the Partnership Entities construct new lease connection pipelines in excess of $250,000 per calendar year, then the Partnership Entities will be reimbursed for costs and expenses incurred by them in excess of $250,000 per calendar year as follows:
     (i) At the end of each calendar year beginning in 2009 and in each subsequent year, the Partnership Entities will calculate the total lease connection expansion capital spent in the prior calendar year and subtract $250,000 (such difference, the “Incremental Capital”). The Partnership Entities shall use the Incremental Capital to calculate a monthly fee (the “Capital Fee”) to provide the Partnership Entities with a simple 15% return calculated over a seven year period. The Capital Fee shall be charged to the Holly Entities over a seven year period commencing January 1st of the year following the calendar year in which such Incremental Capital was incurred by the Partnership Entities. The Capital Fee is in addition to the previous agreed gathering fee set forth on Exhibit B.
     (ii) The Partnership Entities shall provide the Holly Entities with written notice of their calculation of the Incremental Capital and the Capital Fee (the “Capital Calculation Notice”), as well as supporting documentation, by no later than 30 days following the end of a calendar year.
     (iii) If the Holly Entities disagree with the Partnership Entities’ calculation of the Incremental Capital or Capital Fee, then the Holly Entities shall send written notice thereof to the Partnership Entities and a senior officer of Holly (on behalf of the Holly Entities) and a senior officer of the Partnership (on behalf of the Partnership Entities) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to the calculation of the Incremental Capital or the Capital Fee. During the 30-day period following the Partnership Entities’ delivery to the Holly Entities of the Capital Calculation Notice, the Holly Entities shall have access to the working papers of the Partnership Entities relating to such calculations. If such differences are not resolved within 30 days following the Partnership Entities’ delivery to the Holly Entities of the Capital Calculation Notice, the Holly Entities and the Partnership Entities shall, within forty-five (45) days following the Partnership Entities’ delivery to the Holly Entities of the Capital Calculation Notice, submit any and all matters which remain in dispute to arbitration in accordance with Section 12(e).
     Section 3. Force Majeure
     In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than thirty (30) consecutive days, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 3 shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice. The Holly Entities will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents the Partnership Entities or the Holly Entities from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by the Partnership Entities or the Holly Entities by providing written notice thereof to the other Party. Nothing in this Section 3 shall alter the liability of the Partnership Entities as set forth in the applicable rules and regulations tariffs for the Pipeline Assets.
     Section 4. Agreement to Remain Shipper
     With respect to any Refined Product that is produced at a Refinery and transported in the Roswell Products Pipeline or Woods Cross Pipelines or any Crude Oil that is acquired by the Holly Entities and transported on the Crude Oil Trunk Pipelines, Crude Oil Gathering Pipelines or Woods Cross Pipelines and stored in the Artesia Crude Oil Pipeline Tankage or Lovington Crude Oil Pipeline Tankage, the Holly Entities agree that they will continue their historical commercial practice of owning such Crude Oil or Refined Product, as applicable, from such point as (i) the Refined Product leaves the Refinery until at least such point as it will not be further transported in the Roswell Products Pipeline or Woods Cross Pipelines and to continue acting in the capacity of the shipper of such Refined Product for their own account at all times that such Refined Product is in the Roswell Products Pipeline or Woods Cross Pipeline; and (ii) the Crude Oil is received into the Crude Oil Trunk Pipelines, Crude Oil Gathering Pipelines or Woods Cross Pipelines by the Partnership Entities until such time that it is delivered to the Artesia Crude Oil Pipeline Tankage at the Artesia Refinery or delivered to the Lovington Crude Oil Pipeline Tankage at the Lovington Refinery.
     Section 5. Agreement Not to Challenge Tariffs
     The Holly Entities agree to any tariff rate changes for the Pipeline Assets in accordance with this Agreement. The Holly Entities agree (a) not to challenge, nor to cause their Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, tariffs (including joint tariffs) of the Partnership Entities that the Partnership Entities have filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of the Crude Oil or Refined Product, and (b) not to protest or file a complaint, nor cause their Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that the Partnership Entities have made or may make at any time during the Term to change tariffs (including joint tariffs) for transportation of Crude Oil or Refined Product in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.

     Section 6. Effectiveness and Term
     This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on February 28, 2023, unless extended by written mutual agreement of the Parties or as set forth in Section 7 (the “Term”); provided, however, that Section 5 shall survive the termination of this Agreement. The Party(ies) desiring to extend this Agreement pursuant to this Section 6 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from another Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.
     Section 7. Right to Enter into a New Agreement
     (a) In the event that the Holly Entities provide prior written notice to the Partnership Entities of the desire of the Holly Entities to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then the Partnership Entities shall have the right to negotiate to enter into one or more pipeline and tankage agreements with one or more third parties to begin after the date of termination, provided that until the end of one year following termination without renewal of this Agreement, the Holly Entities will have the right to enter into a new pipelines and tankage agreement with the Partnership Entities on commercial terms that substantially match the terms upon which the Partnership Entities propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Drop-Down Assets. In such circumstances, the Partnership Entities shall give the Holly Entities forty-five (45) days prior written notice of any proposed new pipelines and tankage agreement with a third party, and such notice shall inform the Holly Entities of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and the Holly Entities shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or the Holly Entities shall lose the rights specified by this Section 7(a) with respect to the assets that are the subject of such notice.
     (b) In the event that the Holly Entities fail to provide prior written notice to the Partnership Entities of the desire of the Holly Entities to extend this Agreement by written mutual agreement of the Parties pursuant to Section 6, the Partnership Entities shall have the right, during the period from the date of the Holly Entities’ failure to provide written notice pursuant to Section 6 to the date of termination of this Agreement, to negotiate to enter into a new pipelines and tankage agreement with a third party, provided however that at any time during the twelve (12) months prior to the expiration of the Term, the Holly Entities will have the right to enter into a new pipelines and tankage agreement with the Partnership Entities on commercial terms that substantially match the terms upon which the Partnership Entities propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Drop-Down Assets. In such circumstances, the Partnership Entities shall give the Holly Entities forty-five (45) days prior written notice of any proposed new pipelines and tankage agreement with a third party, and such notice shall inform the Holly Entities of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and the Holly Entities shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or the Holly Entities shall lose the rights specified by this Section 7(b) with respect to the assets that are the subject of such notice.
     Section 8. Notices
     (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
          Notices to the Holly Entities:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: David L. Lamp
Email address: president@hollycorp.com
with a copy, which shall not constitute notice, but is required in order to giver proper notice, to:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollycorp.com
          Notices to the Partnership Entities:
c/o Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, TX 75201
Attn: David G. Blair
Email address: SVP-HEP@hollyenergy.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
c/o Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201

Attn: General Counsel
Email address: generalcounsel@hollyenergy.com
     (b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.
     Section 9. Deficiency Payments
     (a) As soon as practicable following the end of each Contract Quarter under this Agreement, the Partnership Entities shall deliver to the Holly Entities a written notice (the “Deficiency Notice”) detailing any failure of the Holly Entities to meet their obligations under Section 2(a)(i), Section 2(c), Section 2(d) or Section 2(p), provided that the Holly Entities’ obligations pursuant to the Minimum Trunk Pipeline Revenue Commitment, Minimum Gathering Pipeline Revenue Commitment, Minimum Woods Cross Pipeline Revenue Commitment and the Minimum Roswell Pipeline Revenue Commitment shall, in each case, be assessed on a quarterly basis for the purposes of this Section 9. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that the Partnership Entities believe would have been paid by the Holly Entities to the Partnership Entities if the Holly Entities had complied with their respective obligations pursuant to Section 2(a)(i), Section 2(c), Section 2(d) or Section 2(p), as applicable (the “Deficiency Payment”). The Holly Entities shall pay the Deficiency Payment to the Partnership Entities upon the later of: (A) ten (10) days after their receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.
     (b) If the Holly Entities disagree with the Deficiency Notice, then, following the payment of the Deficiency Payment to the Partnership Entities, the Holly Entities shall send written notice thereof to the Partnership Entities and a senior officer of Holly (on behalf of the Holly Entities) and a senior officer of the Partnership (on behalf of the Partnership Entities) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, the Holly Entities shall have access to the working papers of the Partnership Entities relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of the Deficiency Payment, the Holly Entities and the Partnership Entities shall, within forty-five (45) days following the payment of the Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 12(e).
     (c) If it is finally determined pursuant to this Section 9 that the Holly Entities are not required to make any or all of the Deficiency Payment (the “Refund”), the Partnership Entities shall promptly pay to the Holly Entities the Refund, together with interest thereon at the Prime Rate, in immediately available funds.
     (d) The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Pipeline Revenue Commitment.

     (e) The Parties acknowledge and agree that the Minimum Pipeline Revenue Commitment shall not be aggregated for purposes of determining any deficiency pursuant to this Section 9.
     (f) No Party shall have a right to setoff revenue in excess of the minimum revenue commitment of the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment, the Minimum Woods Cross Pipeline Revenue Commitment or the Minimum Roswell Pipeline Revenue Commitment with respect to any deficiency under the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment, the Minimum Woods Cross Pipeline Revenue Commitment or the Minimum Roswell Pipeline Revenue Commitment.
     Section 10. Right of First Refusal The Parties acknowledge the right of first refusal of the Holly Entities with respect to the Drop-Down Assets provided in the Omnibus Agreement.
     Section 11. Limitation of Damages
     (a) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) TO INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BREACHING OR NONFULFILLING PARTY OR ITS AFFILIATES.
     (b) Notwithstanding anything in this Agreement to the contrary and solely for the purpose of determining which of the Holly Entities or the Partnership Entities, as applicable, shall be liable in a particular circumstance, each Party shall be liable to each other Party for any loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by a Party (the “Damaged Party”) to the extent that the Party causes such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party or owns or operates the assets covered by or subject to this Agreement or other property in question responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party.
     Section 12. Miscellaneous
     (a) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
     (b) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Holly Entities, the Partnership Entities and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of the Holly Entities (in the case of any assignment by the Partnership Entities) or the Partnership Entities (in the case of any assignment by the Holly Entities), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) the Partnership Entities may make such an assignment (including a partial pro rata assignment) to an Affiliate of the Partnership Entities without the Holly Entities’ consent, (ii) the Holly Entities may make such an assignment (including a pro rata partial assignment) to an Affiliate of the Holly Entities without the Partnership Entities’ consent, (iii) the Holly Entities may make a collateral assignment of their rights and obligations hereunder, and (iv) the Partnership Entities may make a collateral assignment of their rights hereunder and/or grant a security interest in their rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative for any of them, without the Holly Entities’ consent, if such third party lender, debt holder or trustee shall have executed and delivered to the Holly Entities a non-disturbance agreement in such form as is reasonably satisfactory to the Holly Entities and such third party lender, debt holder or trustee. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.
     (c) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     (d) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

     (e) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of the Holly Entities, the Partnership Entities or any of their Affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. The Holly Entities, the Partnership Entities and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between the Holly Entities, the Partnership Entities or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
     (f) Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     (g) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     (h) Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
     (i) No Novation. This Agreement shall be considered an amendment and restatement of the Original Pipelines Agreement, and the Original Pipelines Agreement is hereby ratified, approved and confirmed in every respect. This Agreement is not intended to constitute a novation of the Original Pipelines Agreement and all of the obligations owing by the Parties under the Original Pipelines Agreement shall continue (and from and after the date of this Agreement, as amended hereby).
     Section 13. Guarantee by Holly
     (a) Payment and Performance Guaranty. Holly unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to the Partnership Entities the punctual and complete payment in full when due of all amounts due from the Holly Entities under the Agreement (collectively, the “Holly Payment Obligations”). Holly agrees that the Partnership Entities shall be entitled to enforce directly against Holly any of the Holly Payment Obligations.
     (b) Guaranty Absolute. Holly hereby guarantees that the Holly Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of Holly under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of Holly under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
     (i) any assignment or other transfer of the Agreement or any of the rights thereunder of the Partnership Entities;
     (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
     (iii) any acceptance by the Partnership Entities of partial payment or performance from the Holly Entities;
     (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Holly Entities or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
     (v) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
     (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

     The obligations of Holly hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Holly Payment Obligations or otherwise.
     (c) Waiver. Holly hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Holly Payment Obligations and any requirement for the Partnership Entities to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Holly Entities, any other entity or any collateral.
     (d) Subrogation Waiver. Holly agrees that for so long as there is a current or ongoing default or breach of this Agreement by any of the Holly Entities, Holly shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Holly Entities for any payments made by Holly under this Section 13, and Holly hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Holly Entities during any period of default or breach of this Agreement by any of the Holly Entities until such time as there is no current or ongoing default or breach of this Agreement by the Holly Entities.
     (e) Reinstatement. The obligations of Holly under this Section 13 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Holly Payment Obligations is rescinded or must otherwise be returned to the Holly Entities or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Holly Entities or such other entity, or for any other reason, all as though such payment had not been made.
     (f) Continuing Guaranty. This Section 13 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Holly Payment Obligations, (ii) be binding upon Holly, its successors and assigns and (iii) inure to the benefit of and be enforceable by the Partnership Entities and their respective successors, transferees and assigns.
     (g) No Duty to Pursue Others. It shall not be necessary for the Partnership Entities (and Holly hereby waives any rights which Holly may have to require the Partnership Entities), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against the Holly Entities or others liable on the Holly Payment Obligations or any other person, (ii) enforce the Partnership Entities’ rights against any other guarantors of the Holly Payment Obligations, (iii) join the Holly Entities or any others liable on the Holly Payment Obligations in any action seeking to enforce this Section 13, (iv) exhaust any remedies available to the Partnership Entities against any security which shall ever have been given to secure the Holly Payment Obligations, or (v) resort to any other means of obtaining payment of the Holly Payment Obligations.

     Section 14. Guarantee by the Partnership and Operating Partnership.
     (a) Payment and Performance Guaranty. Each of the Partnership and the Operating Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to the Holly Entities the punctual and complete payment in full when due of all amounts due from the Partnership Entities under the Agreement (collectively, the “HEP Payment Obligations”). Each of the Partnership and the Operating Partnership agrees that the Holly Entities shall be entitled to enforce directly against the Partnership and the Operating Partnership any of the HEP Payment Obligations.
     (b) Guaranty Absolute. Each of the Partnership and the Operating Partnership hereby guarantees that the HEP Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of each of the Partnership and the Operating Partnership under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of each of the Partnership and the Operating Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
     (i) any assignment or other transfer of the Agreement or any of the rights thereunder of the Holly Entities;
     (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
     (iii) any acceptance by the Holly Entities of partial payment or performance from the Partnership Entities;
     (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Partnership Entities or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
     (v) any absence of any notice to, or knowledge of, the Partnership or the Operating Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
     (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of each of the Partnership and the Operating Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Payment Obligations or otherwise.
     (c) Waiver. Each of the Partnership and the Operating Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Payment Obligations and any requirement for the Holly

Entities to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Partnership Entities, any other entity or any collateral.
     (d) Subrogation Waiver. Each of the Partnership and the Operating Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by any of the Partnership Entities, the Partnership and the Operating Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Partnership Entities for any payments made by the Partnership or the Operating Partnership under this Section 14, and each of the Partnership and the Operating Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Partnership Entities during any period of default or breach of this Agreement by any of the Partnership Entities until such time as there is no current or ongoing default or breach of this Agreement by the Partnership Entities.
     (e) Reinstatement. The obligations of the Partnership and the Operating Partnership under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Payment Obligations is rescinded or must otherwise be returned to the Partnership Entities or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Partnership Entities or such other entity, or for any other reason, all as though such payment had not been made.
     (f) Continuing Guaranty. This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HEP Payment Obligations, (ii) be binding upon the Partnership, the Operating Partnership, and each of their respective successors and assigns and (iii) inure to the benefit of and be enforceable by the Holly Entities and their respective successors, transferees and assigns.
     (g) No Duty to Pursue Others. It shall not be necessary for the Holly Entities (and each of the Partnership and the Operating Partnership hereby waives any rights which the Partnership or the Operating Partnership, as applicable, may have to require the Holly Entities), in order to enforce such payment by the Partnership or the Operating Partnership, first to (i) institute suit or exhaust its remedies against the Partnership Entities or others liable on the HEP Payment Obligations or any other person, (ii) enforce the Holly Entities’ rights against any other guarantors of the HEP Payment Obligations, (iii) join the Partnership Entities or any others liable on the HEP Payment Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to the Holly Entities against any security which shall ever have been given to secure the HEP Payment Obligations, or (v) resort to any other means of obtaining payment of the HEP Payment Obligations.
[Remainder of page intentionally left blank. Signature pages follow.]

     IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

PARTNERSHIP ENTITIES:

HOLLY ENERGY PARTNERS — OPERATING, L.P.

	By:	/s/ David G. Blair

David G. Blair
Senior Vice President

HEP WOODS CROSS, L.L.C.

By: HOLLY ENERGY PARTNERS — OPERATING, L.P., its Sole Member

	By:	/s/ David G. Blair

David G. Blair
Senior Vice President

HEP PIPELINE, L.L.C.

By: HOLLY ENERGY PARTNERS — OPERATING, L.P., its Sole Member

	By:	/s/ David G. Blair

David G. Blair
Senior Vice President

HOLLY ENTITIES:

NAVAJO REFINING COMPANY, L.L.C.

By:		/s/ David L. Lamp

David L. Lamp
Executive Vice President
[Signature Page 1 of 3 to the Amended and Restated Crude Pipelines and Tankage Agreement]

HOLLY REFINING & MARKETING COMPANY — WOODS CROSS

By:	/s/ David L. Lamp

David L. Lamp President

HOLLY REFINING & MARKETING COMPANY

By:	/s/ David L. Lamp

David L. Lamp
President
ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 2(p)(iii),
Section 9(b) AND Section 13 AND
ACKNOWLEDGING THE AMENDMENT
AND RESTATEMENT OF THE ORIGINAL
PIPELINES AGREEMENT:
HOLLY CORPORATION

By:	/s/ David L. Lamp

David L. Lamp
President
[Signature Page 2 of 3 to the Amended and Restated Crude Pipelines and Tankage Agreement]

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 2(p)(iii) ,
Section 9(b), Section 12(f) AND Section 14
AND ACKNOWLEDGING THE AMENDMENT
AND RESTATEMENT OF THE ORIGINAL
PIPELINES AGREEMENT:
HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ David G. Blair

David G. Blair
Senior Vice President
SOLELY FOR PURPOSES OF ACKNOWLEDGING
THE AMENDMENT AND RESTATEMENT OF
THE ORIGINAL PIPELINES AGREEMENT AND
WITHDRAWAL OF THE UNDERSIGNED AS
PARTIES:
NAVAJO PIPELINE CO., L.P.

By:	Navajo Pipeline GP, L.L.C.,
Its General Partner

By:	/s/ George J. Damiris

George J. Damiris
Vice President, Supply and Marketing

WOODS CROSS REFINING COMPANY, L.L.C.

By:	/s/ David L. Lamp

David L. Lamp
President
[Signature Page 3 of 3 to the Amended and Restated Crude Pipelines and Tankage Agreement]

SCHEDULE I
MINIMUM PIPELINE REVENUE COMMITMENT

		Minimum	Minimum	Minimum
	Minimum	Gathering	Woods Cross	Roswell Pipeline
	Trunk Pipeline	Pipeline	Pipeline	Revenue
	Revenue	Revenue	Revenue	Commitment
	Commitment	Commitment	Commitment	per Contract
Contract Year	per Year	per Year	per Year	Quarter
March 1, 2008	$13,552,450	$9,125,000	$730,000	$35,000
July 1, 2008	$14,076,293	$9,477,709	$758,217	$36,353
July 1, 2009	$14,963,451	$10,075,041	$806,003	$38,644
Schedule I-1

SCHEDULE II
VOLUME INCENTIVE TARIFF

Contract Year	Volume Incentive Tariff
January 1, 2009	$0.3258 per barrel
July 1, 2009	$0.3658 per barrel
Schedule II-1

SCHEDULE III
TANKAGE REVENUE COMMITMENT

Tankage Revenue
Contract Year	Commitment per Month
March 1, 2008	$184,000
July 1, 2008	$193,504
July 1, 2009	$208,215
Schedule III-1

SCHEDULE IV
ROSWELL TERMINAL PAYMENT

Roswell Terminal Payment
Contract Year	per Year
March 1, 2008	$100,000
July 1, 2008	$103,865
July 1, 2009	$110,411
Schedule IV-1

EXHIBIT A
Attached to and made
Part of the Amended and Restated Crude Pipelines and Tankage Agreement,
dated December 1, 2009
Crude Oil Trunk Pipeline Tariff Rate

If the average volume is equal to or in excess of 85,000 bpd in any month
				Any excess up	Any excess
	Volumes less	The first 85,000	The next 7,500	to a maximum	above 110,000
	than 85,000 bpd	bpd average	bpd average	of 110,000 bpd	bpd average
	average volume	volume in any	volume in any	average volume	volume in any
Contract Year	in any month	month	month	in any month	month
March 1, 2008	$0.47 per barrel	$0.40 per barrel	$0.30 per barrel	$0.20 per barrel	To be mutually agreed upon by the Parties
July 1, 2008	$0.4943 per barrel	$0.4243 per barrel	$0.3243 per barrel	$0.2243 per barrel	To be mutually agreed upon by the Parties
July 1, 2009	$0.5317 per barrel	$0.4619 per barrel	$0.3619 per barrel	$0.2619 per barrel	To be mutually agreed upon by the Parties
Exhibit A — Page 1 to Amended and Restated Crude Pipelines and Tankage Agreement

EXHIBIT B
Attached to and made
Part of the Amended and Restated Crude Pipelines and Tankage Agreement,
dated December 1, 2009
Crude Oil Gathering Pipelines Tariff Rate

Contract Year	Crude Oil Gathering Pipelines Tariff Rate
March 1, 2008	$0.50 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)

July 1, 2008	$0.5258 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)

July 1, 2009	$0.5658 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)
Exhibit B — Page 1 to Amended and Restated Crude Pipelines and Tankage Agreement

EXHIBIT C
Attached to and made
Part of the Amended and Restated Crude Pipelines and Tankage Agreement,
dated December 1, 2009
Woods Cross Pipelines Tariff Rate

Contract Year	Woods Cross Pipelines Tariff Rate
March 1, 2008	$0.25 per barrel
July 1, 2008	$0.2629 per barrel
July 1, 2009	$0.2829 per barrel
Exhibit C — Page 1 to Amended and Restated Crude Pipelines and Tankage Agreement

EXHIBIT D
Attached to and made
Part of the Amended and Restated Crude Pipelines and Tankage Agreement,
dated December 1, 2009
Roswell Product Pipeline Tariff Rate

Contract Year	Roswell Product Pipeline Tariff Rate
March 1, 2008	$0.45 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)

July 1, 2008	$0.4732 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)

July 1, 2009	$0.5092 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)
Exhibit D — Page 1 to Amended and Restated Crude Pipelines and Tankage Agreement

EXHIBIT E
Attached to and made
Part of the Amended and Restated Crude Pipelines and Tankage Agreement,
Dated December 1, 2009
Flow Reversal Rate

Contract Year	Flow Reversal Rate
March 1, 2008	$0.40 per barrel
July 1, 2008	$0.40 per barrel
July 1, 2009	$0.5319 per barrel
Exhibit E — Page 1 to Amended and Restated Crude Pipelines and Tankage Agreement